Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-272974 and 333-280491) on Form S-8 and in the Registration Statement (No. 333-265960) on Form F-3 of our report dated March 6, 2025, which was filed on Form 20-F, with respect to the consolidated financial statements of Molecular Partners AG.

/s/ KPMG AG

Zürich, Switzerland
May 15, 2025